Exhibit 99.1

Portola Pharmaceuticals Reports First Quarter Financial Results

and Provides Corporate Update

Conference Call Today at 4:30 p.m. ET

South San Francisco, Calif. (May 12, 2014) – Portola Pharmaceuticals (Nasdaq: PTLA) today provided a corporate update and reported its financial results for the quarter ended March 31, 2014.

“We have had a very productive quarter, and we remain confident we can achieve our goal of bringing to market our three wholly-owned treatments for patients with blood clots and blood cancers,” said William Lis, chief executive officer of Portola. “Our strategy has been to take compounds with validated mechanisms of action, advance them in underserved indications, and increase their probability of success by using biomarkers and genetics to guide clinical development. We believe this strategy differentiates us as a company and can drive both short- and long-term value from our three potentially groundbreaking products.”

Recent Achievements

Betrixaban

Increased the number of patients enrolled in the pivotal Phase 3 APEX Study (Acute Medically Ill VTE Prevention with Extended Duration Betrixaban) of betrixaban, Portola’s wholly-owned, oral, once-daily Factor Xa anticoagulant, to approximately 40 percent at more than 430 active global sites. The APEX Study is designed to demonstrate superiority of extended-duration betrixaban compared to in-hospital standard-of-care, injectable Lovenox® (enoxaparin), for prevention of venous thromboembolism (VTE) in acute medically ill patients. APEX, which is utilizing a novel biomarker approach to identify and enroll patients most likely to benefit from therapy, is the only pivotal thrombosis trial evaluating a single anticoagulant for VTE prophylaxis in both the in-hospital and post-discharge settings — the period of highest VTE risk.

The independent Data Safety Monitoring Committee (DSMC) held its third planned review in March and recommended that Portola proceed with the APEX Study as planned.

The design and rationale of the APEX Study was published in the March 2014 issue of the American Heart Journal.

Andexanet Alfa

Entered into two new Phase 3 clinical collaboration agreements with Bristol-Myers Squibb/Pfizer and Bayer/Janssen to study Eliquis® (apixaban) and XARELTO® (rivaroxaban) with andexanet alfa. We continue to retain 100 percent worldwide rights to this asset. Andexanet alfa, an FDA-designated breakthrough therapy, is a potential first-in-class antidote that is being developed to reverse the anticoagulation activity of Factor Xa inhibitor-treated patients who are suffering a major bleeding episode or who require emergency surgery.

Initiated a Phase 2 proof-of-concept study to evaluate andexanet alfa as a reversal agent for edoxaban, Daiichi Sankyo’s oral, once-daily, direct Factor Xa inhibitor.

Completed a Phase 2 proof-of-concept study evaluating andexanet alfa as a reversal agent for enoxaparin, a low molecular weight heparin.

Continued to advance toward the goal of filing a Biologics License Application (BLA) for andexanet alfa at the end of 2015 by pursuing changes to the manufacturing strategy. The Company plans to continue its ongoing work and expand its capacity at CMC Biologics to include commercial supply for the potential BLA filing and U.S. launch. The original plan with Lonza Group to increase capacity and support broader worldwide supply with optimized cost of goods following the potential BLA filing remains the same.

Initiated two Phase 3 studies under the U.S. Food and Drug Administration’s (FDA) Accelerated Approval program to evaluate the safety and efficacy of andexanet alfa with Eliquis and XARELTO.

Cerdulatinib*

Advanced to the third patient cohort in the dose-escalation phase of the Phase 1/2 proof-of-concept clinical study of cerdulatinib in patients with hematologic cancers, such as non-Hodgkin lymphoma (NHL) and chronic lymphocytic leukemia (CLL). Cerdulatinib, Portola’s wholly-owned oral, dual Syk-JAK inhibitor, is being studied in patients with leukemias or lymphomas with a focus on genetically-defined subtypes, as well as in patients who have failed therapy due to relapse or acquired mutations.

Completed pharmacokinetic and pharmacodynamic assessments from the dose- escalation phase of the Phase 1/2 study in patients with NHL and CLL.

Corporate

Appointed John H. Johnson, chairman, president and chief executive officer of Dendreon Corporation, to Portola’s board of directors effective March 26, 2014.

Planned Upcoming Events and Milestones

Betrixaban

Conduct additional planned DSMC reviews of the APEX Study.

Complete the APEX futility analysis in early 2015.

Complete patient enrollment in APEX by the end of 2015.

Andexanet Alfa

Series of Additional Phase 2 Milestones:

Present during both oral and poster sessions an abstract titled “Reversal of Enoxaparin-Induced Anticoagulation in Healthy Subjects by Andexanet Alfa (PRT064445), an Antidote for Direct and Indirect FXA Inhibitors — A Phase 2 Randomized, Double-Blind, Placebo-Controlled Trial” (abstract # COA01) at the 60th Scientific and Standardization Committee meeting of the International Society on Thrombosis and Haemostasis (ISTH) in Milwaukee, Wis. on June 25, 2014. The abstract received distinction as the top-rated abstract in its category.

Present a poster titled “Sustained Reversal of Apixaban Anticoagulation with Andexanet Alfa Using a Bolus Plus Infusion Regimen in a Phase 2 Placebo-Controlled Trial” (abstract #85838) at the European Society of Cardiology (ESC) Congress in Barcelona on August 30, 2014.

Report Phase 2 proof-of-concept data with edoxaban in 2014.

Initiate a Phase 2 proof-of-concept study with betrixaban in 2015.

Series of Phase 3/Regulatory Milestones:

Report data from the first part of the Phase 3 study in the fourth quarter of 2014.

Report data from the second part of the Phase 3 study in the first half of 2015.

Initiate a Phase 3b/4 confirmatory study in late 2014 or early 2015.

File a BLA for conditional approval under an Accelerated Approval pathway at the end of 2015.

Cerdulatinib

Present a poster titled “Pharmacokinetics and Pharmacodynamics of the Dual Syk/JAK Inhibitor PRT062070 (cerdulatinib) in Patients with Advanced B-cell Malignancies” (abstract #2619; poster board #82) at the American Society of Clinical Oncology (ASCO) Annual Meeting in Chicago on June 1, 2014.

Report additional data from the Phase 1/2 trial in patients with refractory NHL and CLL in 2014.

First Quarter Financial Results

Collaboration revenue for the first quarter of 2014 was $2.4 million earned under Portola’s collaborations with Bristol-Myers Squibb Company and Pfizer, Bayer Pharma and Janssen Pharmaceuticals, Daiichi Sankyo and Lee’s Pharmaceutical. Collaboration revenue for the first quarter of 2013 was $3.1 million.

Total operating expenses for the first quarter of 2014 were $33.4 million compared with $20.8 million for the first quarter of 2013. Total operating expenses for the first quarter of 2014 included $2.3 million in stock-based compensation expense compared with $0.7 million for the first quarter of 2013. Research and development expenses were $28.2 million for the first quarter of 2014, compared with $17.7 million for the first quarter of 2013, as the Company continued to support its Phase 3 APEX Study of betrixaban, multiple Phase 3 and Phase 2 proof-of-concept studies of andexanet alfa, and its Phase 1/2 clinical study of cerdulatinib. General and administrative expenses for the first quarter of 2014 were $5.2 million compared with $3.0 million for the first quarter of 2013, as the Company increased headcount to support its growth, resulting in higher headcount-related costs, including stock-based compensation expense and increased costs associated with being a public company.

Portola reported a net loss of $30.7 million, or $0.75 net loss per share, for the first quarter of 2014, compared with a net loss of $18.1 million, or $12.94 net loss per share, for the first quarter of 2013. Shares used to compute net loss per share attributable to common stockholders were approximately 41.0 million for the first quarter of 2014, compared with approximately 1.4 million for the same period in 2013.

As of March 31, 2014, cash, cash equivalents and investments totaled $305.7 million, which includes payments of $16.4 million received from collaboration partners during the first quarter, compared with cash, cash equivalents and investment of $319.0 million as of December 31, 2013.

Conference Call Details

To access the live conference call today, May 12, 2014, at 4:30 p.m. Eastern Time via phone, please dial (866) 515-2912 from the United States and Canada or +1 (617) 399-5126 internationally. The participant passcode is 75374493. Please dial in 10 minutes prior to the start of the call. To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the Company’s website at: http://investors.portola.com. Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About Portola Pharmaceuticals, Inc.

Portola Pharmaceuticals is a biopharmaceutical company developing product candidates that have the potential to represent significant advances in the fields of thrombosis and other hematologic diseases. The Company is advancing its three wholly-owned programs using novel biomarker and genetic approaches that may increase the likelihood of clinical, regulatory and commercial success of its first-in-class therapies. Portola’s partnered program is focused on developing selective Syk inhibitors for inflammatory conditions.

Betrixaban

Portola’s wholly-owned, oral, once-daily Factor Xa inhibitor betrixaban is being evaluated in the only biomarker-based Phase 3 study for hospital-to-home prophylaxis of venous thromboembolism (VTE) in acute medically ill patients. Betrixaban’s distinct properties may have the potential to allow the agent to demonstrate efficacy without the significant increase in the rate of major bleeding that was seen in this patient population with other Factor Xa inhibitors. If approved, betrixaban could be the first anticoagulant for both hospital and post-discharge VTE prophylaxis and the standard of care in this large market of more than 30 million patients worldwide.

Andexanet Alfa

Portola’s second product candidate in the area of thrombosis, andexanet alfa, has the potential to be a first-in-class reversal agent to reverse the effects of Factor Xa inhibitors in patients who suffer a major bleeding episode or who require emergency surgery. Portola has entered into clinical collaboration agreements with all of the manufacturers of direct Factor Xa inhibitors – Bristol-Myers Squibb and Pfizer (Eliquis® [apixaban]), Bayer HealthCare and Janssen Pharmaceuticals (XARELTO® [rivaroxaban]), and Daiichi Sankyo (edoxaban) – while retaining all commercial rights to andexanet alfa. Andexanet alfa has been designated as a Breakthrough Therapy by the U.S. Food and Drug Administration.

Cerdulatinib* (PRT2070)

Portola’s product candidate in the area of hematologic cancer, cerdulatinib, is an orally available molecule that uniquely inhibits two validated tumor proliferation pathways — spleen tyrosine kinase (Syk) and janus kinase (JAK). It is currently being evaluated in a Phase 1 study in patients with leukemias or lymphomas with a focus on genetically-defined subtypes, as well as in patients who have failed therapy due to relapse or acquired mutations.

For more information, visit www.portola.com and follow the Company on Twitter @Portola_Pharma.

Forward-looking statement

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, future financial results, including operating expenses and cash position, pursuit of strategic options, statements regarding: our plans for future clinical studies, regulatory filings and pursuit of an Accelerated Approval process for andexanet alfa, our manufacturing process and timeline for andexanet alfa, expected benefits from biomarker or genetic approaches to clinical development, and the timing and occurrence of events described under the section “Planned Upcoming Events and Milestones.” Risks that contribute to the uncertain nature of the forward-looking statements include: we expect to incur losses for the foreseeable future and will need additional funds to finance our operations; our operating results fluctuate significantly; our estimates regarding our ability to initiate and/or complete our clinical trials and the timing and expense of these trials may not be accurate; enrollment in our clinical trials may be delayed; our clinical trials may not demonstrate the efficacy and safety of our product candidates; we may not be able to manufacture our product candidates on a commercial scale in a timely or cost-efficient manner; our estimates regarding expenses and capital requirements may not be accurate; regulatory developments in the United States and foreign countries may adversely affect our operations or prospects; we must obtain and maintain intellectual property protection for our product candidates; the loss of key scientific or management personnel could adversely affect our operations. These and other risks and uncertainties are described more fully in our most recent filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the first quarter of 2014, which we expect to file on or about May 12, 2014. All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

# # #

*	Cerdulatinib is a proposed International Nonproprietary Name (pINN).

PORTOLA PHARMACEUTICALS, INC.

Unaudited Condensed Statements of Operations Data

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2014	2013
Collaboration and license revenue	$2,372	$3,108
Operating expenses:
Research and development	28,155	17,722
General and administrative	5,241	3,039

Total operating expenses	33,396	20,761
Loss from operations	(31,024)	(17,653)
Interest and other income (expense), net	298	(489)

Net loss	$(30,726)	$(18,142)

Net loss attributable to common stockholders:
Basic and diluted	$(30,726)	$(18,142)

Shares used to compute net loss per share attributable to common stockholders:
Basic and diluted	41,001,623	1,401,677

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.75)	$(12.94)

PORTOLA PHARMACEUTICALS, INC.

Unaudited Condensed Balance Sheet Data

(In thousands)

	March 31, 2014	December 31, 2013
	(Unaudited)
ASSETS
Cash, cash equivalents and investments	$305,703	$319,036
Receivables from collaborations	6,664	309
Total current assets	273,266	272,707
Property and equipment, net	2,670	2,600
Total assets	320,239	325,731
Accounts payable	7,380	3,232
Accrued and other liabilities	14,990	17,796
Deferred revenue	25,839	5,211
Total current liabilities	32,798	25,555
Total liabilities	51,047	29,396
Total stockholders’ equity	269,192	296,335

Investor Contact:	Media Contact:
Alexandra Santos	Joey Fleury
Portola Pharmaceuticals	BrewLife
ir@portola.com	jfleury@brewlife.com
650.246.7239	415.946.1090